Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Allocation Series Inc.:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Allocation Series Inc. ("Fund"), in the Prospectuses and Statement of Additional Information, of our report dated March 8, 2001, on the statements of assets and liabilities as of January 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the periods described below. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings
"Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.

Portfolio:
Global Portfolio			Financial Highlights
					Two years ended January 31, 2001
					and period from March 9, 1998
					(commencement of operations) to
					January 31, 1999

High Growth Portfolio			Financial Highlights
					Four years ended Janauary 31, 2001
Growth Portfolio 			and period from February 5, 1996
Balanced Portfolio		(commencement of operations) to
Convervative Portfolio		January 31, 1997
Income Portfolio



KPMG LLP
New York, New York
May 21, 2001
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